Exhibit 99.1

FOR IMMEDIATE RELEASE January 3, 2011

Contact Information Below

CoreLogic Announces Closure of Sale of First Advantage Businesses

SANTA ANA, Calif., Jan. 3, 2011––CoreLogic (NYSE: CLGX), a leading provider of information, analytics and business services, announced today the December 31, 2010, closing of the previously announced sale of its Employer Services and Litigation Support businesses to Symphony Technology Group (STG) for all-cash proceeds of $265 million. CoreLogic also estimates that it will realize a tax benefit in excess of $25 million in connection with the transaction.

STG will operate these businesses under the brand name First Advantage. CoreLogic will retain the remaining businesses that had been part of the former First Advantage Corporation that were acquired in November 2009.

Macquarie Capital advised CoreLogic in the sale process for the First Advantage businesses.

Certain statements made in this press release, including, but not limited to the estimated tax benefit to be realized in connection with the transaction, are forward-looking statements within the meaning of the federal securities laws. Risks and uncertainties exist that may cause results to differ materially from those set forth in the forward-looking statements. Factors that could cause the anticipated results to differ from those described in the forward-looking statements include the results of further analysis and preparation of more detailed documentation regarding the precise size and nature of the anticipated tax benefit as well as other factors set forth in CoreLogic’s Current Report on Form 8-K filed on June 1, 2010 and Part I, Item 1A of our most recent Annual Report on Form 10-K, as updated by CoreLogic’s Quarterly Reports on Form 10-Q. The forward-looking statements speak only as of the date they are made. CoreLogic does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

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FOR IMMEDIATE RELEASE January 3, 2011

About CoreLogic

CoreLogic is a leading provider of consumer, financial and property information, analytics and services to business and government. The company combines public, contributory and proprietary data to develop predictive decision analytics and provide business services that bring dynamic insight and transparency to the markets it serves. CoreLogic has built the largest and most comprehensive U.S. real estate, mortgage application, fraud, and loan performance databases and is a recognized leading provider of mortgage and automotive credit reporting, property tax, valuation, flood determination, and geospatial analytics and services. More than one million users rely on CoreLogic to assess risk, support underwriting, investment and marketing decisions, prevent fraud, and improve business performance in their daily operations. Formerly, the information solutions group of The First American Corporation, CoreLogic began trading under the ticker CLGX on the NYSE on June 2, 2010. The company, headquartered in Santa Ana, Calif., has more than 10,000 employees globally with 2009 revenues of $2 billion. For more information visit www.corelogic.com.

About Symphony Technology Group

Symphony Technology Group (STG) is a strategic private equity firm with the mission of investing in and building great software and services companies. In addition to capital, STG provides transformation expertise to enable its companies to deliver maximum value to their clients, to drive growth through innovation, to retain and attract the best talent and to achieve best in class business performance. STG’s current portfolio consists of eight global companies. For more information, visit: www.symphonytg.com.

CoreLogic is a registered trademark of CoreLogic.

Media Contact:	Investor Contact:
Alyson Austin	Dan Smith
Corporate Communications	Investor Relations
714-250-6180	703-610-5410
newsmedia@corelogic.com	investor@corelogic.com

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